UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 11, 2008
FUEL SYSTEMS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)
Delaware State or other jurisdiction of incorporation)	001-32999 (Commission File Number)	20-3960974 (IRS Employer Identification No.)

3030 South Susan Street, Santa Ana, California (Address of principal executive offices)		92704 (Zip Code)
Registrant's telephone number, including area code: (714) 656-1300
______________________________________ (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

_____________________________________________

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Changes in Management

On November 11, 2008, the company promoted Roberto Olivo to chief operating officer of Fuel Systems Solutions, Inc. and Mr. Olivo will report to Mariano Costamagna, chief executive officer. On November 11, 2008, the company also promoted Richard Nielsen to general manager for IMPCO Technologies, Inc., and Mr. Nielsen will report to Mr. Olivo. Both positions will be effective January 1, 2009.

Roberto Olivo. Mr. Olivo, 54, most recently served as the company's general manager for IMPCO Technologies and earlier as a consultant to the company where he was responsible for various projects at the company's transportation subsidiary, BRC, since 2004. Prior to working for Fuel Systems and beginning in 2000, Mr. Olivo was an independent management consultant specializing in the automotive industry. In this capacity, he worked on several projects for Fuel Systems' BRC subsidiary as well as clients such as Fiat, Ferrari Maserati Group and Daimler Chrysler. He has served in numerous countries outside his native Italy, including Germany and The Netherlands, and is proficient or fluent in English, German, French, Dutch/Flemish and Spanish.

Mr. Olivo is an at-will employee of the company with no written employment agreement.

Richard Nielsen. After joining IMPCO in 1998, Mr. Nielsen, 52, served in various roles of increasing responsibility and most recently as director of sales and marketing. Prior to IMPCO, he held various sales, marketing, and training positions at Superior Propane, Canada's largest propane wholesaler and retailer. Mr. Nielsen began his automotive career at Advanced Automotive, one of Canada's leading automotive conversion facilities.

Mr. Nielsen is an at-will employee of the company with no written employment agreement.

ITEM 9.01.   FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1 Press Release dated November 17, 2008 regarding management changes at Fuel Systems Solutions, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUEL SYSTEMS SOLUTIONS, INC.
Dated: November 17, 2008	By: /s/ Bill E. Larkin___________ Bill E. Larkin Chief Financial Officer